Exhibit 99.2

CONSENT TO BE NAMED AS A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form F-4 of EO Charging and all amendments thereto (the “Registration Statement”) and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, or related proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (including any amendments or supplements thereto), as a person anticipated to become a director of EO Charging upon completion of the business combination described therein, and to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Charles Jardine	Date: September 29, 2021
Name: Charles Jardine

[Director Consent Signature Page]